Exhibit 24.01
POWER OF ATTORNEY
     The undersigned, a member of the Board of Directors of Diamond Foods, Inc. (“Company”), hereby constitutes and appoints Michael J. Mendes and Steven M. Neil, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf the Company’s registration statement on Form S-8 to be filed with the Securities and Exchange Commission on or about September 30, 2009 (“Registration Statement”), and to file the same, with all exhibits thereto and all documents in connection therewith and making such changes in the Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Jack Gilbert Jack Gilbert	September 22, 2009

/s/ Joseph Silveira Joseph Silveira	September 22, 2009

/s/ Robert Lea Robert Lea	September 22, 2009

/s/ Dennis Mussell Dennis Mussell	September 22, 2009

/s/ Larry Baer Larry Baer	September 22, 2009

/s/ Ed Blechschmidt Ed Blechschmidt	September 22, 2009

/s/ Glen Warren Glen Warren	September 22, 2009

/s/ Robert Zollars Robert Zollars	September 22, 2009